DIANE D. DALMY
                                ATTORNEY AT LAW
                             8965 W. CORNELL PLACE
                           LAKEWOOD, COLORADO 80227
                           303.985.9324 (telephone)
                           303.988.6954 (facsimile)

November 3, 2011


Mr. William G. Forhan
President/Chief Executive Officer
Ballroom Dance Fitness Inc.
1150 Hillsboro Mile
Suite 1004
Hillsboro Beach, Florida 33062

Re:	Ballroom Dance Fitness Inc.
	Registration Statement on Form S-1

Ladies and Gentlemen:

I have acted as counsel for Ballroom Dance Fitness Inc., a Florida corporation (the "Company") in connection with the preparation of a registration statement on Form S-1 (the "Registration Statement"), filed with the Securities and Exchange Commission on June 2, 2010, including any and all subsequent amendments to the Registration Statement as filed with the Securities and Exchange Commission, pursuant to the Securities Act of 1933, as amended (the "1933 Securities Act"). The Registration Statements relates to the proposed public offering of up to 6,000,000 shares of the Company's common stock (the "Common Stock").

In connection with this opinion, I have made such investigations and examined such records, including: (i) the Registration Statement; (ii) the Company's Articles of Incorporation, as amended; (iii) such corporate minutes as I deemed necessary to the performance of my services and to give this opinion; and (iv) such other instruments, documents and records as I have deemed relevant and necessary to examine for the purpose of this opinion. I have also examined and am familiar with the originals or copies, certified or otherwise identified to my satisfaction, of such other documents, corporate records and other instruments as I have deemed necessary for the preparation of this opinion.

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Ballroom Dance Fitness Inc.
Page Two
November 3, 2011




In giving this opinion I have assumed: (i) the genuineness of all signatures and the authenticity and completeness of all documents submitted to me as originals; and (ii) the conformity to originals and the authenticity of all documents supplied to me as certified, photocopied, conformed or facsimile copies and the authenticity and completeness of the originals of any such documents.

I am providing this opinion to you in accordance with Item 601(b)(5) of Regulation S-K promulgated under the 1933 Securities Act for filing as Exhibit 5 to the Registration Statement. The opinions herein are limited to the Federal laws of the United States of American and the corporate law of the State of Florida, including all applicable statutory provisions of law and the reported judicial decisions interpreting these laws in effect as of the date of effectiveness of this Registration Statement. I do not express any opinion concerning any law of any other jurisdiction or the local laws of any jurisdiction.

Based upon the foregoing, I am of the opinion that the shares of Common Stock to be offered and sold by the Company to the public, when issued and sold in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable. As of the date of this opinion, the shares of Common Stock to be offered and sold are duly authorized.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the Prospectus constituting a part thereof in connection with the matters referred to under the caption "Interests of Named Experts and Counsel".

Sincerely,

/s/  Diane D. Dalmy
Diane D. Dalmy

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